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                                                                  Exhibit 10.12


                              EMPLOYMENT AGREEMENT

                  This EMPLOYMENT AGREEMENT (this "Agreement"), dated as of November 25, 1997, is made and entered into by and between Landair Transport, Inc., a Tennessee corporation (the "Company"), and Eddie R. Brown ("Employee").

                                   WITNESSETH:

                  WHEREAS, the Company desires to employ Employee, and Employee desires to accept employment with the Company on terms and conditions set forth herein; and

                  WHEREAS, the Company and Employee desire to set forth in writing the terms and conditions of their agreements and understandings.

                  NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

                  1. Term. Subject to the terms hereof, the term of Employee's employment by the Company hereunder (the "Employment Period") shall be for a period beginning January 1, 1998 and extending until December 31, 1999.

                  2. Salary and Benefits. During the Employment Period, for all services rendered by Employee under this Agreement, the Company shall pay Employee a base salary at the rate of $156,100 and a car allowance of $9,000 per annum beginning January 1, 1998, or at such greater rate as the Board designates from time to time, payable in accordance with the customary payroll policy of the Company in effect at the time such payment is made, or as may otherwise be mutually agreed upon. In the event Employee voluntarily terminates his employment with the Company, no further compensation shall be paid or payable hereunder except for compensation due through the date upon which such termination occurs. In addition to the other benefits expressly set forth in this Agreement, Employee shall be entitled to such expense accounts, vacation time, sick leave, perquisites of office, fringe benefits, insurance coverage, and other terms and conditions of employment as the Company generally provides to its employees having rank and seniority at the Company comparable to Employee.

                  3. Duties. Employee shall serve the Company as a its President and Chief Operating Officer. During the term of this Agreement, Employee shall devote his





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principal time, attention and skill to his duties hereunder; faithfully and diligently perform such duties and exercise such powers as may be from time to time assigned to or vested in him by the Company's Board of Directors (the "Board"); obey the directions of the Board; and use his best efforts to promote the interests of the Company. Employee may be required in pursuance of his duties hereunder, to perform services for any company controlling, controlled by or under common control with the Company (such companies hereinafter collectively called "Affiliates") for some period of time or from time to time; provided, however, Employee shall not be required to relocate out of the Greeneville, Tennessee area. Employee shall obey all policies of the Company and of its Affiliates.

                  4. Termination. Unless terminated in accordance with the following provisions to this Section 4, the Company shall continue to employ Employee and Employee shall continue to work for the Company, during the term of this Agreement.

                     4.1 The Company may terminate this Agreement, without cause, at any time upon payment to Employee of an amount equal to any then remaining payment under this Agreement; provided, however, such amount shall not be less than six months base salary, at the then existing rate. Each of the Company and Employee agree that payment by the Company shall constitute full and complete satisfaction of the Company's obligations hereunder.

                     4.2 The Company may terminate Employee's employment at any time for Cause; "Cause" shall mean (i) willful malfeasance or gross negligence or (ii) knowingly engaging in wrongful conduct resulting in detriment to the good will of the Company or damage to the Company's relationships with its customers, suppliers or employees. Upon termination pursuant to this Section 4.2, the Company shall pay Employee any salary earned and unpaid to the date of termination, and any outstanding funds advanced by the Company to or on behalf of Employee shall become immediately due and payable.

                     4.3 In the event of the death of Employee during the Employment Period, this Agreement shall automatically terminate.

                  5. Stock Options. Effective upon the first day of employment pursuant to this Agreement, the Company agrees to grant to Employee an option to acquire 100,000 shares of the $.01 par value Common Stock of the Company (based on an estimated 6.2 million expected total outstanding). The grant of such options shall be effected as soon as reasonably possible following the spin out of the Company in connection with the planned restructuring as described below (the "Restructuring").



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Employee understands and agrees that such options will be non-qualified and will be granted pursuant an agreement in substantially the form attached hereto as Exhibit A. Company and Employee further agree that the option price for such shares shall be equal to the book value of shares of the common stock of the Company as of January 1, 1998 and shall be exercisable in increments of twenty five percent (25%) per year with the first 25% exercisable immediately and the balance in three annual installments beginning January 1, 1999. Subsequent to 1998 and during the period of employment hereunder, Employee shall be eligible to participate in such other incentive programs as are offered to other officers of the Company.

                  6. COBRA Payments. The Company agrees to reimburse Employee for the cost and expense of all COBRA payments made on behalf of Employee for continued coverage under the health insurance program presently covering Employee; provided, however, Company shall not be obligated to make any reimbursements following the date upon which the Company certifies in writing that Employee has been included in the Company's health insurance program without consideration of any pre-existing condition, and; provided, further, Company shall at all times have the option to require Employee to continue Employee's coverage for as long as he shall be entitled by law to be included under his prior employer's insurance plans. Employee covenants and agrees to use his best efforts to maintain and preserve all of his COBRA rights and will provide Company with notice of any communications from his former employer and the insurance company insuring Employee.

                  7. Restructuring. Company has disclosed to Employee that its parent, Landair Services, Inc. ("Services"), is presently evaluating various options pursuant to which it may elect to separate the truckload business and Forward Air business. While Services has not yet obligated to the separation of these businesses, it is undertaking an analysis and based on the analysis to date, contemplates spinning off the Company or, alternatively, spinning off the Forward Air business. For purposes of this Agreement, Employee understands that his employment will be with the Company and accordingly that he will be involved with the truckload business and not with the Forward Air business. In the event Services should elect not to proceed with the separation of the truckload business and the Forward Air business, Employee and the Company agree to negotiate in good faith to convert any options granted to Employee into an option to acquire shares of Services common stock.

                  8. Moving Expenses. The Company will pay the reasonable and customary expenses of moving Employee's household goods from Jacksonville, Florida to Greeneville, Tennessee. In addition to moving costs, Company agrees to pay Employee's mortgage payment of $2,500.00 for up to a six month period beginning January 1, 1998




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or until Employee completes the sale of his present residence in Florida.
Company agrees to reimburse Employee for up to $6,000.00 of Closing cost on a new residence in the Greeneville area and, in the event the sale of Employee's residence in Jacksonville, FL brings less than $620,000 the Company will reimburse Employee for the difference in the sales proceeds received by Employee and $620,000; provided, however, Employee agrees not to offer or agree to sell the Florida residence for less than $620,000 without first giving the Company notice of such intentions and the opportunity to purchase the residence for $620,000.

                  9. Non-Disclosure. In connection with the performance of his duties hereunder, it is understood that Employee will have access to Confidential Documents (hereinafter defined) and will have knowledge of Confidential Information (hereinafter defined) of the Company and/or its Affiliates. In connection therewith, Employee agrees that, during the Employment Period and thereafter, he will not disclose, or permit to be disclosed, in any manner whatsoever, to any person, firm, partnership or entity, other than to such officers of the Company or its Affiliates as may be designated by the Boards of Directors of the Company and/or its Affiliates, such Confidential Documents or Confidential Information. Employee acknowledges that the restrictions contained in this Section 9 are a reasonable and necessary protection of the legitimate interests of the Company and/or its Affiliates and that any violation thereof would cause substantial injury to the Company and/or its Affiliates. Accordingly, in addition to any other remedies available to the Company and/or its Affiliates, in law, at equity, or otherwise, the Company and/or its Affiliates shall be entitled to preliminary and permanent injunctive relief in the event of Employee's violation of any of the provisions of this
Section 9. As used herein, (a) the term "Confidential Documents" means any and all documents which are not public records and which, if disclosed, would cause harm to the business or financial condition of the Company, (b) the term "Confidential Information" means any and all material information concerning and/or pertaining to the Company and/or its Affiliates which is not generally known in the business community or communities in which the Company and/or its Affiliates transact business and the communication of which is outside the scope of authority directly or indirectly given to Employee by the Company and which, if disclosed, would cause harm to the financial condition of the Company.

                  10. Miscellaneous.

                      10.1 Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:




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                           IF TO THE COMPANY:           Landair Transport, Inc.
                                                        P. O. Box 1058
                                                        Greeneville, TN 37744

                           IF TO EMPLOYEE:              Eddie R. Brown
                                                        P. O. Box 1058
                                                        Greeneville, TN 37744

                           or to such other address as either party may
designate by notice to the other, and shall be deemed to have been given upon receipt.

                           10.2 Entire Agreement. This Agreement constitutes the
entire agreement between the parties hereto with respect to Employee's employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to Employee's employment.

                           10.3 Amendment. This Agreement may be amended only by
an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of either party hereto at any time to require the performance by the other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

                           10.4 Binding Effect. This Agreement is binding on and
is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Company or by Employee.

                           10.5 Severability and Modification. If any provision
of this Agreement, or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable. In addition, to the extent that any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.




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                           10.6 Cost of Litigation. In the event there is any
litigation between the Company or its successors or assigns and Employee or his heirs or representatives concerning or arising out of this Agreement, the party prevailing in such litigation shall be reimbursed for all costs and expenses (including, but not limited to, reasonable attorneys' fees) incurred in connection with such litigation.

                           10.7 Interpretation. This Agreement shall be
interpreted, construed and governed by and under the laws of the State of Tennessee.

                           10.8 Counterparts. This Agreement may be executed in
several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                           10.9 No Conflicting Agreement. Employee represents
and warrants that he is not party to any agreement, contract or understanding which would prohibit him from entering into this Agreement or performing fully his obligations hereunder.

                  IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first written above.


                                             /s/ Eddie R. Brown
                                             ----------------------------------
                                             Eddie R. Brown

                                             Landair Transport, Inc.

                                             By: /s/ Scott M. Niswonger
                                                 ------------------------------
                                             Its: Chairman
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